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                                                     OMB Number:  3235-0145
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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549


                                  SCHEDULE 13G


                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                        (AMENDMENT NO.      2         )*
                                       ---------------

                            Scopus Technology, Inc.
--------------------------------------------------------------------------------
                               (NAME OF ISSUER)

                                 Common Stock
--------------------------------------------------------------------------------
                        (TITLE OF CLASS OF SECURITIES)

                                  809172-10-9
--------------------------------------------------------------------------------
                                (CUSIP NUMBER)


*The remainder of this cover page shall be filled out for a reporting person's initial filing of this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


SEC 1745 (2-95)

                               Page 1  of 5 Pages
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-----------------------                                  ---------------------
  CUSIP NO. 809172-10-9                 13G                PAGE 2 OF 5 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON    Ori Sasson
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON  ###-##-####


------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      USA

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
                          695,312*
                          * As Trustee of Jeremy B. Sasson Trust 262,500; as
                            Trustee of Ryan J. Sasson Trust 262,500; 170,312 in
     NUMBER OF              options exercisable within 30 days of December 31,
                            1997
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          1,097,500*
     OWNED BY
                          Co-Trustee of the Sasson Trust dtd 3/31/94
       EACH        -----------------------------------------------------------
                          SOLE DISPOSITIVE POWER
    REPORTING        7
                          695,312*
      PERSON
                          * As Trustee of Jeremy B. Sasson Trust 262,500; as
       WITH                 Trustee of Ryan J. Sasson Trust 262,500; 170,312 in
                            options exercisable within 30 days of December 31,
                            1997
                   -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     8
                          1,097,500*

                          Co-Trustee of the Sasson Trust dtd 3/31/94
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,792,812

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      9.64%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!
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CUSIP No. 809172-10-9                                          Page 3 of 5 Pages

ITEM 1.
     (a) Name of Issuer:  Scopus Technology, Inc.

     (b) Address of Issuer's Principal Executive Offices:
         1900 Powell Street, Suite 700, Emeryville, CA 94608

ITEM 2.
     (a)  Name of Person Filing:   Ori Sasson

     (b) Address of Principal Business Office or, if none, Residence: Scopus Technology, Inc.
          1900 Powell Street, Suite 700  Emeryville, CA 94608

     (c)  Citizenship: USA

     (d) Title of Class of Securities: Common Stock

     (e) CUSIP Number:  809172-10-9

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON IS A:

     (a) [_] Broker or Dealer registered under Section 15 of the Act

     (b) [_] Bank as defined in section 3(a)(6) of the Act

     (c) [_] Insurance Company as defined in section 3(a)(19) of the Act

     (d) [_] Investment Company registered under section 8 of the Investment Company Act

     (e) [_] Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

     (f) [_] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund, see (S)240.13d-1(b)(1)(ii)(F)
     (g) [_] Parent Holding Company, in accordance with (S)240.13d-1(b)(ii)(G) (Note: See Item 7)
     (h) [_] Group, in accordance with (S)240.13d-1(b)(1)(ii)(H)

ITEM 4.  OWNERSHIP
     (a) Amount Beneficially Owned:1,792,812

     (b) Percent of Class: 9.64%

     (c)  Number of shares as to which such person has:

             (i)    sole power to vote or to direct the vote:
                    see Row 5 of cover page
            (ii)    shared power to vote or to direct the vote:
                    see Row 6 of cover page
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CUSIP No. 809172-10-9                                          Page 4 of 5 Pages

           (iii)    sole power to dispose or direct the
                    disposition of: see Row 7 of cover page
            (iv)    shared power to dispose or direct the
                    disposition of: see Row 8 of cover page

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more that five percent of the class of securities, check the following [_].


ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

     Nor applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

     Not applicable

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

     Not applicable

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP

     Not applicable

CUSIP No. 809172-10-9                                          Page 5 of 5 Pages

ITEM 10.
          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.


                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                    ORI SASSON


                                    February 13, 1998
                                    --------------------------------------
                                                     Date


                                    /s/ Ori Sasson
                                    ---------------------------------------
                                                    Signature